UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2021 (September 29, 2021)

Foot Locker, Inc.

(Exact name of registrant as specified in charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street, New York, New York 10001
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 720-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FL	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 5, 2021, Foot Locker, Inc. (the “Company”) completed the sale of $400 million aggregate principal amount of its 4% Senior Notes due 2029 (the “Notes”). The Company received net proceeds from the offering of approximately $395 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company, which the Company intends to use for general corporate purposes.

The Notes were issued pursuant to an indenture, dated as of October 5, 2021 (the “Indenture”), by and among the Company, certain guarantors from time to time party thereto, and U.S. Bank National Association, as trustee. The Notes are the senior unsecured, unsubordinated obligations of the Company and are guaranteed, jointly and severally, by the Company’s current and, subject to certain exceptions, future subsidiaries that guarantee the Company’s secured revolving credit facility or certain other debt of the Company or the guarantors. The Indenture limits the ability of the Company and its subsidiaries to incur certain liens, merge, consolidate, or sell all or substantially all of their assets, enter into certain transactions with affiliates, and enter into certain sale and leaseback transactions.

The Notes will mature on October 1, 2029, and bear interest at a rate of 4% per annum. Interest will accrue from October 5, 2021, and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2022.

The Notes will be redeemable, in whole or in part, at any time or from time to time on or after October 1, 2024, at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date. At any time and from time to time prior to October 1, 2024, the Notes may be redeemed, in whole or in part, at a redemption price of 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest, if any, to (but excluding) the applicable redemption date. In addition, the Company may redeem up to 40% of the aggregate principal amount of Notes at any time or from time to time before October 1, 2024, with the net cash proceeds from certain equity offerings at a redemption price equal to 104%, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date.

Upon the occurrence of certain events that constitute a change of control of the Company and a rating downgrade, the Company will be required, subject to certain exceptions, to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but excluding) the date of repurchase.

The Indenture contains customary events of default, including (subject in certain cases to customary grace and cure periods) nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; certain events of bankruptcy, insolvency, or reorganization; failure to pay certain final judgments; and failure of certain guarantees to be enforceable.

The Indenture and form of notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of material terms of the Indenture and Notes are qualified in their entirety by reference to such exhibits.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. The Notes were sold to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S of the Securities Act.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On September 29, 2021, the Company issued a press release announcing the pricing of the Notes. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

As previously disclosed, the Company, as borrower, and certain of its domestic subsidiaries, as guarantors, are parties to a credit agreement, dated as of May 19, 2016 (as amended by Amendment No. 1 to Credit Agreement, dated as of July 14, 2020, and Amendment No. 2 to Credit Agreement, dated as of May 19, 2021, and as in effect on the date hereof, the “Credit Agreement”), with the lenders party thereto, and Wells Fargo Bank, National Association, as agent, letter of credit issuer, and swing line lender, which governs the Company’s secured asset-based revolving credit facility. On October 1, 2021, Eurostar, Inc., a Delaware corporation, and indirect subsidiary of the Company, operating as WSS, became a party to, and bound by the terms of, the Credit Agreement and other applicable Loan Documents (as defined in the Credit Agreement) as a guarantor.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 5, 2021, by and among Foot Locker, Inc., certain guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.
4.2	Form of 4% Senior Notes due 2029 (included in Exhibit 4.1).
99.1	Press Release, dated September 29, 2021, issued by Foot Locker, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: October 5, 2021	By:	/s/ Sheilagh M. Clarke
Name: Sheilagh M. Clarke Title: Senior Vice President, General Counsel and Secretary